Exhibit 28 (j)(39) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 199 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Short-Term Income Fund and to the incorporation by reference of our report, dated June 25, 2018, on Federated Short-Term Income Fund, included in the Annual Shareholder Report for the fiscal year ended April 30, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 28, 2018